Exhibit 99.1

TELA Bio Announces Changes to its Board of Directors

MALVERN, Pa., April 23, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA Bio") (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today announced that it has appointed Doug Evans, the President and Chief Executive Officer of Lungpacer Medical Inc., and Lisa Colleran, a principal of LNC Advisors, LLC, to its board of directors effective April 20, 2020.

As part of this announcement, Doug Evans will also assume the Chairman of the Board of Directors role from Kurt Azabarzin, who will continue to serve as an independent board member. Furthermore, current board members Ashley Friedman, Matt Zuga, and Ron Ellis will be stepping down. Following these changes, TELA Bio's board will be composed of seven directors, six of whom are independent.

"We are excited to have Doug and Lisa join our Board as we continue our transition as a public company and focus on our efforts to drive commercial adoption of our OviTex® and OviTex® PRS product lines," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "Their collective leadership experience and knowledge of the medical devices field make Doug and Lisa excellent additions to TELA Bio."

Koblish added: "I would also like to take this opportunity to thank Ashley, Matt, and Ron for their service and long-standing commitment to TELA Bio. We greatly appreciate their impactful contributions through our initial commercialization and during our successful initial public offering process."

About Doug Evans

Mr. Evans has served as the President and Chief Executive Officer of Lungpacer Medical Inc., a medical device company, since January 2014. Before joining Lungpacer, Mr. Evans served as the Chief Operating Officer and a member of the board of directors of Kensey Nash Corporation, a medical device company, from March 1995 to June 2013. Mr. Evans currently serves on the board of directors of Intact Vascular, a medical device company. Mr. Evans holds a Master of Science degree in Electrical Engineering and Photonics from the University of Pennsylvania, an M.B.A. from Pennsylvania State University Great Valley School of Graduate Professional Studies, and a Bachelor of Science in Engineering Sciences from the Pennsylvania State University.

About Lisa Colleran

Ms. Colleran has been the principal of LNC Advisors, LLC, a strategic consulting firm that specializes in assisting biotech, pharmaceutical, and medical device companies since February 2014. From October 2018 to September 2019, Ms. Colleran served as the Chief Executive Officer of Vivex Biomedical, Inc., and from January 2014 to October 2018, she served as Principal of Mica Partners, a strategic consulting firm. Prior to founding LNC Advisors, Ms. Colleran served as chief executive officer of LifeCell Corporation and a board member for Centaur Guernsey L.P. (a holding company of LifeCell Corporation) from January 2012 to April 2013. Ms. Colleran also served as the global president of LifeCell Corporation from May 2008 to January 2012. Prior to assuming the role of global president, Ms. Colleran served as LifeCell's vice president of marketing and business development from December 2002 until July 2004 and as senior vice president of commercial operations from July 2004 until May 2008. Prior to joining LifeCell, Ms. Colleran served as vice president and general manager of Renal Pharmaceuticals for Baxter Healthcare Corporation from 2000 to 2002. She served in various other sales and marketing positions at Baxter, from 1983 to 2000. Ms. Colleran currently serves on the board of directors for Establishment Labs, an innovative breast implant company, Ariste Medical, a medical device company, and Rockwell Medical, a specialty pharmaceutical company focused on renal failure. Ms. Colleran holds an M.B.A. from Loyola University of Chicago and a B.S.N. degree from Molloy College.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing, and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA Bio's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA Bio's portfolio is supported by quality, data-driven science, and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

646-924-1769
ir@telabio.com